Exhibit 10.30

Building Lease Renewal Agreement

Party A (Landlord): Zhejiang Oumeijia Electronic Appliances Co. Ltd.

Party B (Tenant):  Wenzhou Xibolun Fluid Equipment Co., Ltd.

Based on friendly negotiations, two parties entered into the following agreement to renew the lease.

1. The original  “Building Lease Agreement” will be renewed for the period from May 11, 2016 to May 10, 2017.

2. The annual lease fee and payment:

The annual lease fee is RMB 1,518,000 and shall be paid all at once in full amount.

3. During the lease period, Party B shall bear all the related tax fees such as land use tax, real estate tax, etc.

4. Upon the effectiveness of the renewal, all the terms in the original agreement shall remain the same legal effect along with any terms stated in the renewal agreement.

5. This agreement was effective from May 11, 2016.

The Contract was signed on June 7, 2016

Party A: /s/ Zhejiang Oumeijia Electronic Appliances Co. Ltd.

Party B: /s/ Wenzhou Xibolun Fluid Equipment Co., Ltd.